Exhibit 10.28
Description of NationsHealth, Inc. Director Compensation
     Director Fees
     Our independent directors receive compensation for their services as directors in the form of an annual retainer of $15,000, payable in quarterly installments, a fee of $1,000 for each Board meeting attended ($500 for attendance by conference call), and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call), plus reimbursement for travel expenses. We pay the chairman of the Audit Committee of the Board of Directors an additional $10,000 per year and the chairman of the Compensation Committee an additional $5,000 per year to serve. Our directors who are not deemed to be independent and are not employees of NationsHealth receive compensation for their services as directors in the form of a retainer of $3,750, payable in quarterly installments, a fee of $500 for each Board meeting attended ($250 for attendance by conference call), plus reimbursement for travel expenses. Our Chairman of the Board of Directors receives an annual salary of $250,000, paid bi-monthly, and is eligible for bonuses. Our Chairman received a bonuses of $50,000 for 2004 and $80,000, plus common stock valued at $20,000 for 2005. Directors who are also our employees receive no additional compensation for serving as directors.
     Stock Options
     In addition to the director fees, each of our non-employee directors receives stock options. The amount of options granted to each director is negotiated on an individual basis. The options granted to directors during 2005 and 2004 are listed in the following table.

	Options Granted in
Director	2005	2004
Elliot F. Hahn, Ph.D. (Independent Director)	6,500	34,500

George F. Raymond (Independent Director)	7,000	33,000

Richard R. Howard (Independent Director)	8,000	33,000

Don K. Rice (Independent Director)	8,500	30,000

Michael D. Tabris	—	5,000

Gary D. Small, D.P.M.	—	5,000

Raymond N. Steinman	—	5,000

Mark H. Rachesky	—	—